Exhibit 8.1

Studio City International Holdings Limited

List of Significant Subsidiaries

As of December 31, 2023

1.	MSC Cotai Limited, incorporated in the British Virgin Islands

2.	SCP Holdings Limited, incorporated in the British Virgin Islands

3.	SCP One Limited, incorporated in the British Virgin Islands

4.	SCP Two Limited, incorporated in the British Virgin Islands

5.	Studio City Company Limited, incorporated in the British Virgin Islands

6.	Studio City Developments Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

7.	Studio City Entertainment Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

8.	Studio City Finance Limited, incorporated in the British Virgin Islands

9.	Studio City Holdings Limited, incorporated in the British Virgin Islands

10.	Studio City Holdings Three Limited, incorporated in the British Virgin Islands

11.	Studio City Holdings Two Limited, incorporated in the British Virgin Islands

12.	Studio City Investments Limited, incorporated in the British Virgin Islands